UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2008

NORTH CENTRAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Iowa	0-27672	42-1449849
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

825 Central Avenue Fort Dodge, Iowa 50501
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (515) 576-7531

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2008, the Board of Directors (the “Board”) of North Central Bancshares (the “Company”) approved the grants of restricted stock to the following individuals pursuant to the 2006 Stock Incentive Plan (the “Plan”): David M. Bradley, C. Thomas Chalstrom, Paul F. Bognanno, Randall L. Minear, Melvin R. Schroeder, Robert H. Singer, Jr. and Mark M. Thompson. Each individual was granted four hundred (400) shares of restricted Company stock under the Plan. The shares of restricted Company stock will fully vest on April 25, 2009 subject to the following vesting conditions: (1) mandatory requirement to serve as director of the Company and/or First Federal Savings Bank of Iowa (as applicable) continuously through the vesting date; and (2) mandatory attendance of at least seventy-five percent (75%) of the total meetings held by the Board and its committees on which the director serves beginning on April 25, 2008 and ending on April 25, 2009 in person or by other means of attendance. If the director does not meet these two requirements, only a portion of the shares of restricted Company stock will vest. Such portion will be equal to a fraction, the numerator of which is the number of meetings actually attended during this period and the denominator of which is the total number of meetings requiring their attendance held during this period and will be rounded to the nearest whole share.

The shares of restricted Company stock are subject to accelerated vesting on the date of the following termination events : (1) termination within six (6) months prior to April 25, 2009 as a result of death or Disability (as defined in the Plan); or (2) termination due to Change in Control (as defined in the Plan). However, if the director terminates service as director before the vesting date not as a result of death, Disability or Change in Control, no portion of the shares of restricted Company stock will vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTH CENTRAL BANCSHARES, INC.

Date: April 29, 2008	By:	/s/ David M. Bradley
	Name:	David M. Bradley
	Title:	Chairman, President and Chief Executive Officer